Exhibit 99.1

Cancer Genetics Issues Letter to Shareholders

RUTHERFORD, N.J., February 20, 2020 — Cancer Genetics, Inc. (Nasdaq: CGIX) (“Cancer Genetics” or the “Company”), a leader in drug discovery and preclinical oncology and immuno-oncology services, today published a letter to shareholders from its Chief Executive Officer, Jay Roberts.

Dear Fellow Shareholders,

As we enter into 2020, I want to review a few compelling company developments and accomplishments that have occurred since we filed our 10-Q for 3Q 2019. We have made significant strides toward cleaning up our balance sheet and positioning the company for the future. I would like to now highlight the multiple corporate initiatives that we are taking to strengthen our financial position, build on our growing discovery services business and further advance ourselves as a leader in the field of precision and translational medicine. As we start the 2020 year, we are pleased to share with you a few of our accomplishments from 2019 and several new initiatives that are shaping Cancer Genetics to become a stronger company in the year ahead.

Cancer Genetics and vivoPharm

We are focused on driving forward with a sustainable business model in precision and translational medicine from both our organic business and the initiatives we have undergone to secure strategic alternatives. With this mission in mind, we have consolidated our business and are emerging with a focus on operational efficiencies and driving growth in the global regions we serve in the U.S., Europe and Australia. From our existing sites, we are anticipating revenue growth from our core Drug Discovery business; and plan to announce more information about our strategic direction in the coming months. Recent accomplishments in 2019 included:

●	Completed the divestiture of two operating units (Biopharma and Clinical Services) for cash and future cash payment streams
●	Received a combined amount of approximately $21 million in cash during 2H-2019 as the result of the aforementioned divestiture transactions
●	Settled approximately $20 million of debt and related interest and fees in 2019
●	Exited 2019 with approximately $4 million in cash on our balance sheet

Our vivoPharm business unit had a solid year of revenue growth year-over-year, and experienced numerous new discovery programs coming from Europe and our existing customer base in the United States. vivoPharm provides proprietary preclinical oncology and immuno-oncology services to the biotechnology and pharmaceutical industries. We are leading in orthotopic and metastases tumor models and offer whole body imaging, including toxicology testing and bioanalytical analysis to Good Laboratory Practice (GLP). We specialize in conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug (IND) filing. vivoPharm operates in The Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) accredited and GLP compliant audited facilities.

We plan to file our 2019 Form 10-K in March 2019, which will reflect our financial results for the year and will indicate our focus on delivering cost efficient initiatives and our consolidated operational focus on drug discovery and preclinical services in oncology and immuno-oncology. Learn more about our Discovery Services at https://vivopharm.com.au/.

Open to Exploring New Opportunities

As we have previously announced in our 3Q 2019 update, Cancer Genetics has retained the M&A team from HC Wainwright & Co. to assist us in exploring strategic alternatives including: identifying a future merger or acquisition candidate, selling other corporate assets, and initiating other strategic transactions. Recently we held a series of meetings in San Francisco during the JPMorgan Healthcare Conference (January 13-16, 2020). The event gave us an opportunity to meet with potential institutional investors and strategic parties. We will be posting future investor and business-related activities regularly on the Cancer Genetics website at www.cancergenetics.com.

Our current cash position coming into 2020 of approximately $4 million and our Discovery Services business (vivoPharm) operating in a cash efficient way enables the Company to explore strategic opportunities that will strengthen the core business and increase value to our shareholders.

As Cancer Genetics re-engineers its business, we believe it is important to communicate the transition outwardly to our stakeholders including our shareholders, biotechnology and pharmaceutical company customers, business prospects, investors, and other business partners. We have commenced various initiatives to further define our mission including: new brand identity, updating our corporate logo and web site design, and enhancing our communications approach. You can expect to see additional changes taking place over the coming months and further into 2020.

Concluding Remarks & Looking Forward

In summary, we would like to thank you for your investment in Cancer Genetics and express our appreciation for your ongoing support. We look forward to staying in touch with you. As always, please feel free to reach out if you have additional questions or comments.

Sincerely,

Mr. John A. Roberts, MBA

President and Chief Executive Officer

About Cancer Genetics, Inc.

Through the acquisition of vivoPharm, the Company offers proprietary preclinical test systems supporting clinical diagnostic offerings at early stages, valued by the pharmaceutical industry, biotechnology companies and academic research centers. vivoPharm specializes in conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug filings. The Company recorded revenue from its Discovery Services business from continuing operations of $4.9 million for the full year 2018 and $5.4 million in the nine month period ended September 30, 2019.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics, Inc.’s expectations regarding future financial and/or operating results, potential for our tests and services and future revenues or growth in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks with respect to our ability to collect on future income or payment streams and settle with our creditors, risks with respect to our ability to successfully operate the Discovery Services business, risks with respect to our ability to obtain future capital to satisfy our obligations to our lenders and creditors, regulatory risks, risks of cancellation of customer contracts or discontinuance of trials, uncertainties with respect to evaluating strategic options, maintenance of intellectual property rights, risks with respect to maintaining our listing on Nasdaq, and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarter ended September 30, 2019, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contacts:
John A. Roberts
Email: jay.roberts@cgix.com